Exhibit 21

List of Subsidiaries of Rockwell Collins, Inc.

Name	State/Country of Incorporation

Anzus, Inc.	Pennsylvania

Intertrade Limited	Iowa

K Systems, Inc.	California

Kaiser Optical Systems, Inc.	Michigan

NLX Holding Corporation	Delaware

Rockwell Collins Aerospace & Electronics, Inc.	Delaware

Rockwell Collins Government Systems (Canada), Inc.	Canada

Rockwell Collins ElectroMechanical Systems, Inc.	Nevada

Rockwell Collins Optronics, Inc.	California

Rockwell Collins Simulation & Training Solutions LLC	Delaware

Rockwell Collins Technologies LLC	Delaware

Rockwell Collins Danmark ApS	Denmark

Rockwell Collins Deutschland Holdings GmbH	Germany

Rockwell Collins European Holdings S.à r.l.	Luxembourg

Rockwell-Collins France S.A.S.	France

Rockwell Collins International Financing LIMITED	Bermuda

Rockwell Collins International Holdings LIMITED	Bermuda

Rockwell-Collins (U.K.) Limited	United Kingdom

Rockwell Collins Deutschland GmbH	Germany

Rockwell Collins Deutschland Services GmbH	Germany

Listed above are certain consolidated subsidiaries included in the consolidated financial statements of the Company. Unlisted subsidiaries, considered in the aggregate, do not constitute a significant subsidiary.